Exhibit 10.27

EXODUS COMMUNICATIONS, INC.

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (the “Agreement”) between Exodus Communications, Inc. (“Exodus”) and Netledger, Inc. (“Customer”) is made effective as of date indicated below the Customer signature on the initial Order Form submitted by Customer and accepted by Exodus.

1. OVERVIEW.

1.1 General. This Agreement states the terms and conditions by which Exodus will deliver and Customer will receive any or all of the services provided by Exodus, including facilities, handwidth, managed services and professional services. If Customer purchases any equipment from Exodus (as indicated in the Order Form(s) described below), the terms and conditions by which Customer purchases and Exodus sells such equipment are stated in Addendum A attached hereto. Only this Section 1.1 and Addendum A shall apply to the purchase and sale of equipment. The specific services and/or products to be provided hereunder are identified in the Order Form(s) submitted by Customer and accepted by Exodus and described in detail in the Specification sheets and statements of Work attached to each Order Form. Each Order Form (with the attached Specification Sheet(s) and Statement(s) of Work) submitted, accepted and executed by both parties is hereby incorporated by reference into this Agreement. This Agreement is intended to cover any and all Services ordered by Customer and provided by Exodus. In the event that any terms set forth herein apply specifically to a service not ordered by Customer, such terms shall not apply to Customer.

1.2 Definitions.

(a) “Customer Area” means that portion(s) of the Internet Data Center(s) made available to Customer for the placement of Customer Equipment and/or Exodus Supplied Equipment and use of the Service(s).

(b) “Customer Equipment” means the Customer’s computes hardware, not including stored data, and other tangible equipment placed by Customer in the Customer Area. The Customer Equipment shall be identified on Exodus’ standard customer equipment list completed and delivered by Customer to Exodus, as amended in writing from time to time by Customer.

(c) “Customer Registration Form” means the list that contains the names and contact information (e.g. pager, email and telephone numbers) of Customer and the individuals authorized by Customer to enter the Internet Data Center(s) and Customer Area, as delivered by Customer to Exodus and amended in writing from time to time by Customer.

(d) “Customer Technology” means Customer’s proprietary technology, including Customer’s Internet operations design, content, software tools, hardware designs, algorithms, software (in source and object forms) , user interface designs, architecture, class libraries, objects and documentation (both printed and electronic), know-how, trade secrets and any related intellectual property rights throughout the world (whether owned by Customer or licensed to Customer from a third party) and also including any derivatives, improvements enhancements or extensions of Customer Technology conceived, reduced to practice, or developed during the term of this Agreement by Customer.

(e) “Exodus Supplied Equipment” means the computer hardware, software and other tangible equipment and intangible computer code contained therein to be provided by Exodus for use by Customer as set forth on the Order Form(s).

(f) “Exodus Technology” means Exodus’ proprietary technology, including Exodus Services, software tools, hardware designs, algorithms, software (in source and object forms), user interface designs, architecture, class libraries, objects and documentation (both printed and electronic), network designs, know-how, trade secrets and any related intellectual property rights throughout the world (whether owned by Exodus or licensed to Exodus from a third party) and also including any derivatives, improvements, enhancements or extensions of Exodus Technology conceived, reduced to practice, or developed during the term of this Agreement by either party that are not uniquely applicable to Customer or that have general applicability in the art.

(g) “Initial Term” means the minimum term for which Exodus will provide the Service(s) to Customer, as indicated on the Order Form(s). Except as otherwise expressly provided in this Agreement. Exodus is obligated to provide and Customer is obligated to pay for each Service through its Initial Term and any Renewal Term.

(h) “Internet Data Center(s)” means any of the facilities used by Exodus to provide the Services(s).

(i) “Professional Services” means any non-standard professional or consulting service provided by Exodus to Customer as more fully described in a Statement of Work.

(j) “Renewal Term” means any service term following the Initial Term, as specified in Section 2.2.

(k) “Representatives” mean the individuals identified in writing on the Customer Registration Form and authorized by Customer to enter the Internet Data Center(s) and the Customer Area.

(l) “Rules and Regulations” means the Exodus general rules and regulations governing Customer’s use of Services, including, but not limited to, online conduct, and the obligations of Customer and its Representatives in the Internet Data Centers.

(m) “Services(s)” means the specific service(s) provided by Exodus as described on the Order Form(s).

(n) “Service Commencement Date” means the date Exodus will begin providing the Service(s) to Customer, as indicated in a Notice of Service Commencement delivered by Exodus to Customer.

(o) “Service Level Warranty” is described and defined in Section 5.2 below.

(p) “Specification Sheet” means the detailed description for each Service, other than Professional Services, ordered by Customer that is attached to an Order Form(s).

(q) “Statement of Work” means the detailed description(s) of the Professional Services attached to (an) Order Form(s).

(r) “Work” means any tangible deliverable provided by Exodus to Customer as described in the Statement of Work for any Professional Service.

2. DELIVERY OF SERVICES; TERMS; FEES.

2.1 Delivery of Services.

(a) General. By submitting an Order Form, Customer agrees to take and pay for, and, by accepting the Order Form, Exodus agrees to provide, the Service(s) during the Initial Term and for any Renewal Term, as specified in paragraph 2.2(b) below.

(b) Delivery of Supplemental Services. The purpose of this provision is to enable Exodus to provide Customer with certain limited services and equipment needed by Customer on a “one-off” or emergency basis (“Supplemental Services”) where such services are not included within the scope of the Services as described in the Specification Sheets and/or Statement of Work. Supplemental Service may include, as an example, a request from Customer to Exodus via telephone that Exodus immediately replace a problem Customer server with an Exodus server for a temporary period of time. Exodus shall notify Customer of the fees for any Supplemental Services requested by Customer and obtain Customer’s approval prior to providing such services. In the event Exodus reasonably determines that Supplemental Services are required on an emergency basis. Exodus may provide such services without the consent of Customer, thereafter provide notice of the services to Customer and bill Customer a reasonable fee for such services. Customer agrees to pay Exodus the fees charged by Exodus for Supplemental Services. Customer will be charged for Supplemental Services in the invoice issued the month following delivery of

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the services. Exodus will use commercially reasonable efforts to provide Supplemental Services, provided that Exodus has no obligation to determine the need for or provide Supplemental Services. All Supplemental Services provided pursuant to this paragraph 2.1(b) are provided on an “as-is” basis and exclude warranties of any kind, whether express or implied.

2.2 Term.

(a) Term Commencement. The term for each Service will commence on the Service Commencement Date indicated in the Notice of Service Commencement delivered by Exodus to Customer when Exodus begins providing each Service to Customer.

(b) Renewal Term(s). Each Service will continue automatically for additional terms equal to the Initial Term (“Renewal Term”) unless Customer notifies Exodus in writing at least thirty (30) days prior to the end of the Initial Term or a Renewal Term, as applicable, that it has elected to terminate such Service, in which case such Service shall terminate at the end of such term. Customer may terminate any Service during a Renewal Term by providing ninety (90) days notice to Exodus. The termination of any Service will not affect Customer’s obligations to pay for other Service(s). Notwithstanding the foregoing, Exodus may change or increase the prices it charges Customer up to a total of ten percent (10%) per annum for any Service at any time after the Initial Term effective thirty (30) days after providing notices to Customer. This paragraph 2.2(b) does not apply to Exodus Supplied Equipment which is only provided for the Initial Term.

3. FEES AND PAYMENT TERMS.

3.1 Fees and Expenses. Customer will pay all fees due according to the prices and terms listed in the Order Form(s). The prices listed in the Order Form(s) will remain in effect during the Initial Term indicated in the Order Form(s) and will continue thereafter, unless modified in accordance with Section 2.2. Customer also agrees to reimburse Exodus for actual out-of-pocket reasonable expenses incurred in providing Professional Services to Customer.

3.2 Payment Terms. On the Service Commencement Date for each Service, Customer will be billed an amount equal to all non-recurring charges indicated in the Order Form and the monthly recurring charges for the first month of the term. Monthly recurring charges for all other months will be billed in advance of the provision of Services. All other charges for Services received and expenses incurred for Professional Services during a month (e.g., handwidth usage fees, travel expenses) will be billed at the end of the month in which the Services were provided. Payment for all fees is due upon receipt of each Exodus invoice. All payments will be made in the United States in U.S. dollars.

3.3 Late Payments. Any payment not received within thirty (30) days from the receipt of an undisputed invoice will accrue interest at a rate of one and one-half percent (1 1/2%) per month. Or the highest rate allowed by applicable law, whichever is lower. If Customer is delinquent more than two (2) consecutive times in its payments, Exodus may, upon written notice to Customer, modify the payment terms to require full payment before the provision of all Services and Exodus Supplied Equipment or require other assurances to secure Customer’s payment obligations hereunder.

3.4 Taxes. All fees charged by Exodus for Services are exclusive of all taxes and similar fees now in force or enacted in the future imposed on the transaction and/or the delivery of Services, all of which Customer will be responsible for and will pay in full, except for taxes based on Exodus’ act income.

4. CONFIDENTIAL INFORMATION; INTELLECTUAL PROPERTY OWNERSHIP; LICENSE GRANTS.

4.1 Confidential Information.

(a) Nondisclosure of Confidential Information. Each party acknowledges that it will have access to certain confidential information of the other party concerning the other party’s business, plans, customers, technology, and products, and other information held in confidence by the other party (“Confidential Information”). Confidential Information will include all information in tangible or intangible form that is marked or designated as confidential or that, under the circumstances of its disclosure, should be considered confidential. Confidential Information will also include, but not be limited to, Exodus Technology, Customer Technology, and the terms and conditions of this Agreement. Each party agrees that it will not use in any way, for its own account or the account of any third party, except as expressly permitted by, or required to achieve the purposes of, this Agreement, nor disclose to any third party (except as required by law or to that party’s attorneys, accountants and other advisors as reasonably necessary), any of the other party’s Confidential Information and will take reasonable precautions to protect the confidentiality of such information, at least as stringent as it takes to protect its own Confidential Information.

(b) Exceptions. Information will not be deemed Confidential Information hereunder if such information: (i) is known to the receiving party prior to receipt from the disclosing party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (ii) becomes known (independently of disclosure by the disclosing party) to the receiving party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (iii) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the receiving party; or (iv) is independently developed by the receiving party. The receiving party may disclose Confidential information pursuant to the requirements of a governmental agency or by operation of law, provided that it gives the disclosing party reasonable prior written notice sufficient to permit the disclosing party to contest such disclosure.

4.2 Intellectual Property.

(a) Ownership. Except for the rights expressly granted herein and the assignment expressly made in paragraph 4.4(a), this Agreement does not transfer from Exodus to Customer any Exodus Technology, and all right, title and interest in and to Exodus Technology will remain solely with Exodus. Except for the rights expressly granted herein, this Agreement does not transfer from Customer to Exodus any Customer Technology, and all right, title and interest in and to Customer Technology will remain solely with Customer. Exodus and Customer each agrees that it will not, directly or indirectly, reverse engineer, decompile, disassemble or otherwise attempt to derive source code or other trade secrets from the other party.

(b) General Skills and Knowledge. Notwithstanding anything to the contrary in this Agreement, Exodus will not be prohibited or enjoined at any time by Customer from utilizing any skills or knowledge of a general nature acquired during the course of providing the Services, including, without limitation, information publicly known or available or that could reasonably be acquired in similar work performed for another customer of Exodus.

4.3 License Grants.

(a) By Exodus. Exodus hereby grants to Client a nonexclusive, royalty-free license, during the term of this Agreement, to use the Exodus Technology solely for purposes of using the Service(s). Customer shall have no right to use the Exodus Technology for any purpose other than using the Service(s).

(b) By Customer. Customer agrees that if, in the course of performing the Service(s), it is necessary for Exodus to access Customer Equipment and use Customer Technology, Exodus is hereby granted and shall have a nonexclusive, royalty-free license, during the term of this Agreement, to use the Customer Technology solely for the purposes of delivering the Service(s) to Customer. Exodus shall have no right to use the Customer Technology for any purpose other than providing the Service(s).

4.4 Professional Services; Assignments and License.

(a) Assignment of Work. Effective at the time Exodus receives full and final payment for the Professional Service, Exodus assigns to Customer all right, title and interest. including all intellectual property rights, in the Work, provided, however, that such assignment does not include the Exodus Technology.

(b) License Grant. Commencing at the time Exodus receives full and final payment for the Work. Exodus grants to Customer a non-exclusive, non-transferable, royalty free, perpetual license to use the Exodus Technology

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incorporated into the Work solely in connection with the use of the Work as a whole. To the extent that Customer or its employees or contractors participate in the creation or development of Exodus Technology. Customer, on behalf of itself and its employees and contractors, hereby assigns to Exodus all right, title and interest, including all intellectual property rights in, the Exodus Technology.

5. EXODUS REPRESENTATIONS AND WARRANTIES.

5.1 General.

(a) Authority and Performance of Exodus. Exodus represents and warrants that (i) it has the legal right to enter into this Agreement and perform its obligations hereunder, and (ii) the performance of its obligations and delivery of the Services to Customer will not violate any applicable U.S. laws or regulations, including OSHA requirements, or cause of breach a any agreements with any third parties. In the event of a breach of the warranties set forth in this paragraph 5.1(a), Customer’s sole remedy is termination pursuant to Section 10 of the Agreement.

(b) Year 2000 Performance Compliance. Exodus warrants that none of the computer hardware and software systems and equipment incorporated into or utilized in the delivery of the Services contains any date dependent routines or logic which will fail to operate correctly after December 31, 1999, by reason of such date dependence; provided, however, that no representation or warranty is made as to the adequacy of any Customer or third party service provider hardware or software used in connection with the Services. In the event of any breach of the warranties under this paragraph 5.1(b), Customer’s sole remedy is termination pursuant to Section 10 of the Agreement.

5.2. Service Level Warranty. In the event that Customer experiences any of the service performance issues defined in this Section 5.2 as a result of Exodus, failure to provide bandwidth or facility services, Exodus will, upon Customer’s request in accordance with paragraph 5.2(d) below, credit Customer’s account as described below (the “Service Level Warranty”). The Service Level Warranty shall not apply to any services other than bandwidth and facility services, and, shall not apply to performance issues (i) caused by factors outside of Exodus, reasonable control; (ii) that resulted from any actions or inactions of Customer or any third parties; or (iii) that resulted from Customer’s equipment and/or third party equipment (not within the sole control of Exodus).

(a) Service Warranty Definitions. For purposes of this Agreement, the following definitions shall apply only to the Services (not including Professional Services).

(i) “Downtime” shall mean sustained packet loss in excess of fifty percent (50%) within Exodus’ U.S. network for fifteen (15) consecutive minutes due to the failure of Exodus to provide Service(s) for such period. Downtime shall not include any packet loss or network unavailability during Exodus’ scheduled maintenance of the Internet Data Centers, network and Service(s), as described in the Rules and Regulations.

(ii) “Excess Latency” shall mean transmission latency in excess of one hundred twenty (120) milliseconds round trip time between any two points within Exodus’ U.S. network.

(iii) “Excess Packet Loss” shall mean packet loss in excess of one percent (1%) between any two points within Exodus’ U.S. network.

(iv) “Performance Problem” shall mean Excess Packet Loss and/or Excess Latency.

(v) “Service Credit” shall mean an amount equal to the pro-rate monthly recurring connectivity charges (i.e., all monthly recurring handwidth-related charges) for one (1) day of Service.

(b) Downtime Periods. In the event Customer experiences Downtime, Customer shall be eligible to receive from Exodus a Service Credit for each Downtime period. Examples: If Customer experiences one Downtime period, it shall be eligible to receive one Service Credit. If Customer experiences two Downtime periods, either from a single event or multiple events, it shall be eligible to receive to Services Credits.

(c) Performance Problem; Packet Loss and Latency. In the event that Exodus discovers or is notified by Customer that Customer is experiencing a Performance Problems. Exodus will take all actions necessary to determine the source of the Performance Problem.

(i) Time to Discover Source of Performance Problem; Notification of Customer. Within two (2) hours of discovering or receiving notice of the Performance Problem, Exodus will determine whether the source of the Performance Problem is limited to the Customer Equipment and the Exodus equipment connecting the Customer Equipment to the Exodus LAN. If Exodus determines that the Customer Equipment and Exodus connection are but the source of the Performance Problem, Exodus will determine the source of the Performance Problem within an additional two (2) hour period In any event, Exodus will notify Customer of the source of the Performance Problem within sixty (60) minutes of identifying the source.

(ii) Remedy of Pocket Loss and Latency. If the source of the Performance Problem is within the sole control of Exodus, Exodus will remedy the Performance Problem within two (2) hours of determining the source of the Performance Problem. If the source of and remedy to the Performance Problem reside outside of the Exodus LAN or WAN, Exodus will use commercially reasonable efforts to notify the party(ies) responsible for the source of the Performance Problem and cooperate with it (them) to resolve such problem as soon as possible.

(iii) Failure to Determine Source and/or Remedy. In the event that Exodus (A) is unable to determine the source of the Performance Problem within the time periods described in subsection (i) above and/or; (B) Exodus is the sole source of the Performance Problem and is unable to remedy such Performance Problem within the time period described in subsection (ii) above, Exodus will deliver a Service Credit to Customer for each two (2) hour period in excess of the time periods for identification and resolution described above.

(d) Customer Must Request Service Credit. In order to receive any of the Service Credits described in this Section 5.2. Customer must notify Exodus within forty-five (45) days from the time Customer becomes eligible to receive a Service Credit. Failure to comply with this requirement will forfcit Customer’s right to receive a Service Credit.

(e) Remedies Shall Not be Cumulative; Maximum Service Credit. The aggregate maximum number of Service Credits to be issued by Exodus to Customer for any and all Downtime periods and Performance Problems that occur in a single calendar month shall not exceed fifteen (15) Service Credits. A Service Credit shall be issued in the Exodus invoice in the month following the Downtime or Performance Problem, unless the Service Credit is due in Customer’s final month of Service. In such case, a refused for the dollar value of the Service Credit will be mailed to Customer. Customer shall also be eligible to receive a pro-rate refund for (i) Downtime periods and Performance Problems for which Customer does not receive a Service Credit and (ii) any Services Exodus does not deliver to Customer for which Customer has paid.

(f) Termination Option for Chronic Problems. Customer may terminate this Agreement for cause and without penalty by notifying Exodus within fifteen (15) days following the end of a calender month in the event either of the following occurs: (i) Customer experiences more than fifteen (15) Downtime periods resulting from three (3) or more nonconsecutive Downtime events during the calender month; or (ii) Customer experiences more than eight (8) consecutive hours of Downtime due to any single event. Such termination will be effective forty-five (45) days after receipt of such notice by Exodus.

(g) THE SERVICE LEVEL WARRANTY SET FORTH IN THIS SECTION 5.2 SHALL ONLY APPLY TO THE BANDWIDTH AND FACILITIES SERVICE(S) PROVIDED BY EXODUS AND, DOES NOT APPLY TO (I) ANY PROFESSIONAL SERVICES; (II) ANY SUPPLEMENTAL SERVICES; AND (III) ANY SERVICE(S) THAT EXPRESSLY EXCLUDE THIS SERVICE LEVEL WARRANTY (AS STATED IN THE SPECIFICATION SHEETS FOR SUCH SERVICES). THIS SECTION 5.2 STATES CUSTOMER’S SOLE AND EXCLUSIVE REMEDY FOR ANY FAILURE BY EXODUS TO PROVIDE SERVICE(S).

5.3 Service Performance Warranty. Exodus warrants that it will perform the Services in a manner consistent with industry standards reasonably applicable to the performance thereof.

5.4 Selection of Exodus Supplied Equipment: Manufacturer Warranty. Customer acknowledges that it has selected the Exodus Supplied Equipment

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and disclaims any statements made by Exodus. Except with respect to any express warranties for Service(s) related to Exodus Supplied Equipment, Customer acknowledges and agrees that its use and possession of the Exodus Supplied Equipment by Customer shall be subject to and controlled by the terms of any manufacturer’s or, if appropriate, supplier’s warranty, and Customer agrees to look solely to the manufacturer or, if appropriate, supplier with respect to all mechanical, service and other claims, and the right to enforce all warranties made by said manufacturer are hereby, to the extent Exodus has the right, assigned to Customer solely for the Initial Term.

5.5 No Other Warranty. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS SECTION 5. THE SERVICES ARE PROVIDED ON AN “AS IS” BASIS, AND CUSTOMER’S USE OF THE SERVICES IS AT ITS OWN RISK. EXODUS DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY AND ALL OTHER EXPRESS AND/OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTARITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT AND TITLE, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE. EXODUS DOES NOT WARRANT THAT THE SERVICES WILL BE UNINTERRUPTED, ERROR-FREE, OR COMPLETELY SECURE.

5.6 Disclaimer of Actions Caused by and/or Under the Control of Third Parties. EXODUS DOES NOT AND CANNOT CONTROL, THE FLOW OF DATA TO OR FROM EXODUS’ NETWORK AND OTHER PORTIONS OF THE INTERNET. SUCH FLOW DEPENDS IN LARGE PART ON THE PERFORMANCE OF INTERNET SERVICES PROVIDED OR CONTROLLED BY THIRD PARTIES. AT TIMES, ACTIONS OR INACTIONS OF SUCH THIRD PARTIES CAN IMPAIR OR DISRUPT CUSTOMER’S CONNECTIONS TO THE INTERNET (OR PORTIONS THEREOF). ALTHOUGH EXODUS WILL USE COMMERCIALLY REASONABLE EFFORTS TO TAKE ALL ACTIONS IT DEEMS APPROPRIATE TO REMEDY AND AVOID SUCH EVENTS, EXODUS CANNOT GUARANTEE THAT SUCH EVENTS WILL NOT OCCUR. ACCORDINGLY, EXODUS DISCLAIMS ANY AND ALL LIABILITY RESULTING FROM OR RELATED TO SUCH EVENTS.

6. CUSTOMER OBLIGATIONS.

6.1 Warranties of Customer.

(a) General. Customer represents and warrants that (i) it has the legal right and authority, and will continue to own or maintain the legal right and authority, during the term of this Agreement, to place and use any Customer Equipment as contemplated under this Agreement; (ii) the performance of its obligations and use of the Services (by Customer, its customers and users) will not violate any applicable laws, regulations or the Rules and Regulations or cause a breach of any agreements with any third parties or unreasonably interfere with other Exodus customers’ use of Exodus services, and (iii) all equipment, materials and other tangible items placed by Customer at Internet Data Centers will be used in compliance with all applicable manufacturer specifications.

(b) Breach of Warranties. In the event of any breach of any of the foregoing warranties, in addition to any other remedies available at law or in equity. Exodus will have the right, in its sole reasonable discretion, to suspend immediately any related Services if deemed reasonably necessary by Exodus to prevent any harm to Exodus and its business. Exodus will provide notice and opportunity to cure if practicable depending on the nature of the breach. Once cured, Exodus will promptly restore the Service(s).

6.2 Compliance with Law and Rules and Regulations. Customer agrees that it will use the Service(s) only for lawful purposes and in accordance with this Agreement. Customer will comply at all times with all applicable laws and regulations and the Rules and Regulations, as updated by Exodus from time to time. The Rules and Regulations are incorporated herein and made a part hereof by this reference. Exodus may change the Rules and Regulations upon fifteen (15) days’ notice to Customer. Customer shall have the right within thirty (30) days of notice of any revision to refuse acceptance of any revisions in the Rules and Regulations. If Customer refuses to accept the new Rules and Regulations, the previous version of the Rules and Regulations will continue to apply. If Customer does not respond to Exodus thirty (30) days after receipt of notice of any revision, Customer will be deemed to have agreed to comply with the new Rules and Regulations. Customer agrees that it has received, read and understands the current version of the Rules and Regulations. The Rules and Regulations contain restrictions on Customer’s and Customer’s users’ online conduct (including prohibitions against unsolicited commercial email) and contain financial penalties for violations of such restrictions. Customer agrees to comply with such restrictions and, in the event of a failure to comply, Customer agrees to pay the financial penalties in accordance with the Rules and Regulations. Customer acknowledges that Exodus exercises no control whatsoever over the content of the information passing through Customer’s site(s) and that it is the sole responsibility of Customer to ensure that the information it and its users transmit and receive complies with all applicable laws and regulations and the Rules and Regulations.

6.3 Access and Security. Except with the advanced written consent of Exodus, Customer’s access to the Internet Data Centers will be limited solely to the Representatives. Representatives may only access the Customer Area and are prohibited from accessing other areas of the Internet Data Center(s) unless accompanied by an authorized Exodus representative.

6.4 Restrictions on Use of Services. Customer shall not, without the prior written consent of Exodus (which may be withheld in its sole discretion), resell the Services to any third parties or consent Customer Equipment directly to anything other than the Exodus network, equipment and facilities.

6.5 Relocation of Customer Equipment. In the event that it becomes necessary to relocate the Customer Equipment to another Customer Area of Internet Data Center operated by Exodus, Customer will cooperate in good faith with Exodus to facilitate such relocation, provided that such relocation is based on reasonable business needs of Exodus (including the needs of other Exodus customers), the expansion of the space requirements of Customer or otherwise. Exodus shall be solely responsible for any costs and expenses incurred by Exodus in connection with any such relocations and will use commercially reasonable efforts, in cooperation with Customer, to minimize and avoid any interruption to the Services.

6.6 Exodus Supplied Equipment.

(a) Delivery and Term. On or prior to the Service Commencement Date, Exodus shall deliver to Customer, at the designated Customer Area, the Exodus Supplied Equipment. Customer shall have the right to use the Exodus Supplied Equipment for the Initial Term set forth in the Order Form and any additional period agreed to in writing by Exodus. Customer shall not remove any Exodus Supplied Equipment from the Customer Area(s) without the prior written consent of Exodus.

(b) Title. The Exodus Supplied Equipment shall always remain the personal property of Exodus. Customer shall have no right or interest in or to the Exodus Supplied Equipment except as provided in this Agreement and the applicable Order Form and shall hold the Exodus Supplied Equipment subject and subordinate to the rights of Exodus. Customer agrees to execute UCC financing statements as and when requested by Exodus and hereby appoints Exodus as its attorney-in-fact to execute such financing statements on behalf of Customer. Customer will, at its own expense, keep the Exodus Supplied Equipment free and clear from any liens or encumbrances of any kind (except any caused by Exodus) and will indemnify and hold Exodus harmless from and against any loss or expense caused by Customer’s failure to do so. Customer shall give Exodus immediate written notice of any attachment or judicial process affecting the Exodus Supplied Equipment or Exodus’ ownership. Customer will not remove, alter or destroy any labels on the Exodus Supplied Equipment stating that it is the property of Exodus and shall allow the inspection of the Exodus Supplied Equipment at any time.

(c) Use, Maintenance and Repair. Customer will, at its own expense, keep the Exodus Supplied Equipment in good repair, appearance and condition, other than normal wear and tear, and, if not included in the Services, shall obtain, pay for and keep in effect through the Initial Term a hardware and software maintenance agreement with the manufacturer or other party acceptable to Exodus. All parts furnished in connection with such repair and maintenance shall be manufacturer authorized parts and shall immediately become components of the Exodus Supplied Equipment and the property of Exodus. Customer shall use the Exodus Supplied Equipment in compliance with the manufacturer’s or supplier’s suggested guidelines.

(d) Upgrades and Additions. Customer may affix or install any accessory, addition, upgrade, equipment or device on to the Exodus Supplied

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Equipment (other than electronic data) (“Additions”) provided that such Additions (i) can be removed without causing material damage to the Exodus Supplied Equipment; (ii) do not reduce the value of the Exodus Supplied Equipment and (iii) are obtained from or approved in writing by Exodus and are not subject to the interest of any third party other than Exodus. Any other Additions may not be installed without Exodus’ prior written consent. At the end of the Initial Term, Customer shall remove any Additions which (i) were not provided by Exodus and (ii) are readily removable without causing material damage or impairment of the intended function, use, or value of the Exodus Supplied Equipment, and restore the Exodus Supplied Equipment to its original configuration. Any Additions, which are not so removable, will become the property of Exodus (lien free).

7. INSURANCE.

7.1 Exodus Minimum Levels. Exodus agrees to keep in full force and effect during the term of this Agreement: (i) comprehensive general liability insurance in an amount not less than $2 million per occurrence for bodily injury and property damage and (ii) workers’ compensation insurance in an amount not less than that required by applicable law. Exodus agrees that it will ensure and be solely responsible for ensuring that its contractors and subcontractors maintain insurance coverage at levels no less than those required by applicable law and customary in Exodus’ and its agents’ industries.

7.2 Customer Minimum Levels. In order to provide customers with physical access to facilities operated by Exodus and equipment owned by third parties, Exodus is required by its insurers to ensure that each Exodus customer maintains adequate insurance coverage. Customer agrees to keep in full force and effect during the term of this Agreement: (i) comprehensive general liability insurance in an amount not less than $1 million per occurrence for bodily injury and property damage and (ii) workers compensation insurance in an amount not less than that required by applicable law. Customer agrees that it will ensure and be solely responsible for ensuring that its agents (including contractors and subcontractors) maintain insurance coverage at levels no less than those required by applicable law and customary in Customer’s and its agents’ industries.

7.3 Certificates of Insurance. Prior to installations of any Customer Equipment in the Customer Area, Customer will deliver to Exodus certificates of insurance which evidence the minimum levels of insurance set forth above.

8. LIMITATIONS OF LIABILITY.

8.1 Personal Injury. EACH REPRESENTATIVE AND ANY OTHER PERSON VISITING AN INTERNET DATA CENTER DOES SO AT ITS OWN RISK. EXODUS ASSUMES NO LIABILITY WHATSOEVER FOR ANY HARM TO SUCH PERSONS RESULTING FROM ANY CAUSE OTHER THAN THE NEGLIGENCE OR WILLFUL MISCONDUCT OF EXODUS.

8.2 Damage to Customer Equipment. EXODUS ASSUMES NO LIABILITY FOR ANY DAMAGE TO, OR LOSS OF, ANY CUSTOMER EQUIPMENT RESULTING FROM ANY CAUSE OTHER THAN THE NEGLIGENCE OR WILLFUL MISCONDUCT OF EXODUS. TO THE EXTENT EXODUS IS LIABLE FOR ANY DAMAGE TO, OR LOSS OF, CUSTOMER EQUIPMENT FOR ANY REASON, SUCH LIABILITY WILL BE LIMITED SOLELY TO THE THEN-CURRENT REPLACEMENT VALUE OF THE CUSTOMER EQUIPMENT, EXCLUDING LOST DATA, SOFTWARE AND FIRMWARE.

8.3 CONSEQUENTIAL DAMAGES WAIVER. EXCEPT FOR A BREACH OF SECTION 4.1 (“CONFIDENTIAL INFORMATION”) OF THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE OR RESPONSIBLE TO THE OTHER FOR ANY TYPE OF INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOST REVENUE, LOST PROFITS, REPLACEMENT GOODS, LOSS OF TECHNOLOGY, RIGHTS OR SERVICES, LOSS OF DATA, OR INTERRUPTION OR LOSS OF USE OF SERVICES OR EQUIPMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER ARISING UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.

8.4 Basis of the Bargain: Failure of Essential Purpose. The parties acknowledge that Exodus has set its prices and entered into this Agreement in reliance upon the limitations of liability and the disclaimers of warranties and damages set forth herein, and that the same form an essential basis of the bargain between the parties. The parties agree that the limitations and exclusions of liability and disclaimers specified in this Agreement will survive and apply even if found to have failed of their essential purpose.

9. INDEMNIFICATION.

9.1. Indemnification. Each party will indemnify, defend and hold the other harmless from and against any and all costs, liabilities, losses, and expenses (including, but not limited to, reasonable attorneys’ fees) (collectively, “Losses”) resulting from any claim, suit, action, or proceeding (each, an “Action”) brought by any third party against the other or its affiliates alleging (i) the infringement or misappropriation of any intellectual property right relating to the delivery or use of the Service(s) (but excluding any infringement contributorily caused by the other party); (ii) personal injury caused by the negligence or willful misconduct of the other party; and (iii) any violation of or failure to comply with the Rules and Regulations. Customer will indemnify, defend and hold Exodus, its affiliates and customers harmless from and against any and all Losses resulting from or arising out of any Action brought against Exodus, its affiliates or customers alleging any damage or destruction to the Customer Area, the Internet Data Centers, Exodus equipment or other customer equipment caused by Customer, its Representative(s) or designees.

9.2 Notice. Each party’s indemnification obligations hereunder shall be subject to (i) receiving prompt written notice of the existence of any Action; (ii) being able to, at its option, control the defense of such Action; (ii) permitting the indemnified party to participate in the defense of any Action; and (iv) receiving full cooperation of the indemnified party in the defense thereof.

10. TERMINATION.

10.1. Termination For Cause. Either party may terminate this Agreement if: (i) the other party breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice of the same, except in the case of failure to pay fees, which must be cured within ten business (10) days after receipt of written notice from Exodus; (ii) the other party becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; or (iii) the other party becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing. Customer may also terminate this Agreement in accordance with the terms set forth in paragraph 5.2(1) (“Termination Option For Chronic Problems”) of this Agreement.

10.2. No Liability for Termination. Neither party will be liable to the other for any termination or expiration of any Service or this Agreement in accordance with its terms.

10.3. Effect of Termination. Upon the effective date of termination of this Agreement:

(a) Exodus will immediately cease providing the Service(s);

(b) any and all payment obligations of Customer under this Agreement for Service(s) provided through the date of termination will immediately become due;

(c) within thirty (30) days of such termination, each party will return all Confidential Information of the other party in its possession and will not make or retain any copies of such Confidential Information except as required to comply with any applicable legal or accounting record keeping requirement; and

(d) within thirty (30) days of such termination Customer shall (i) remove from the Internet Data Centers all Customer Equipment (excluding any Exodus Supplied Equipment) and any other Customer property; (ii) deliver or make available all Exodus Supplied Equipment to an authorized representative of Exodus, and (iii) return the Customer Area to Exodus in the same condition as it was on the Service Commencement Date for the Customer Area, normal wear and tear excepted. If Customer does not remove the Customer Equipment and its other property within such thirty-day period, Exodus will have the option to

EXODUS COMMUNICATIONS, INC. CONFIDENTIAL AND PROPRIETARY	Page 5

(i) move any and all such property to secure storage and charge Customer for the cost of such removal and storage.

10.4. Customer Equipment as Security. In the event that Customer fails to pay Exodus all undisputed amounts owed Exodus under this Agreement when due, Customer agrees that, upon delivery of written notice to Customer. Exodus may restrict Customer’s physical access to the Customer Area and Equipment.

10.5. Survival. The following provisions will survive any expiration or termination of the Agreement: Sections 3, 4.1, 4.2, 4.4, 5.5, 6.6(d), 8, 9, 10 and 11 (excluding 11.2).

11. MISCELLANEOUS PROVISIONS.

11.1 Force Majeure. Except for the obligation to make payments, neither party will be liable for any failure or delay in its performance under this Agreement due to any cause beyond its reasonable control, including acts of war, acts of God, earthquake, flood, embargo, slot, sabotage, labor shortage or dispute, governmental act or failure of the Internet (not resulting from the actions or inactions of Exodus), provided that the delayed party: (a) gives the other party prompt notice of such cause, and (b) uses its reasonable commercial efforts to promptly connect such failure or delay in performance. If Exodus is unable to provide Service(s) for a period of five (5) consecutive days as a result of a continuing forco majeure event, Customer may cancel the Service(s).

11.2 No Lease: Agreement Subordinate to Master Lease. This Agreement is a services agreement and is not intended to and will not constitute a lease of any real property. Customer acknowledges and agrees that (i) it has been granted only a license to occupy the Customer Area and use the Internet Data Centers and any equipment provided by Exodus in accordance with this Agreement; (ii) Customer has not been granted any real property interest in the Customer Space or Internet Data Centers; (iii) Customer has no rights as a tenant or otherwise under any real property or landlord/tenant laws, regulations, or ordinances; and (iv) this Agreement, to the extent it involves the use of space leased by Exodus, shall be subordinate to any lease between Exodus and its landlord(s).

11.3 Marketing. Customer agrees that during the term of this Agreement Exodus may publicly refer to Customer, orally and in writing, as a Customer of Exodus. Any other reference to Customer by Exodus requires the written consent of Customer.

11.4 Government Regulations. Customer will not export, re-export, transfer, or make available, whether directly or indirectly, any regulated item or information to anyone outside the U.S. in connection with this Agreement without first complying with all export control laws and regulations which may be imposed by the U.S. Government and any country or organization of nations within whose jurisdiction Customer operates or does business.

11.5. Non-Solicitation. During the Term of this Agreement and continuing through the first anniversary of the termination of this Agreement, Customer agrees that it will not, and will ensure that its affiliates do not, directly or indirectly, solicit or attempt to solicit for employment any persons employed by Exodus or contracted by Exodus to provide Services to Customer.

11.6. No Third Party Beneficiaries. Exodus and Customer agree that, except as otherwise expressly provided in this Agreement, there shall be no third party beneficiaries to this Agreement, including but not limited to the insurance providers for either party or the customers of Customer.

11.7. Governing Law; Dispute Resolution. This Agreement is made under and will he governed by and construed in accordance with the laws of the State of California (except that body of law controlling conflicts of law) and specifically excluding from application to this Agreement that law known as the United Nations Convention on the International Sale of Goods. The parties will endeavor to settle amicably by mutual discussions any disputes, differences, or claims whatsoever related to this Agreement. Failing such amicable settlement, any controversy, claim, or dispute arising under or relating to this Agreement, including the existence, validity, interpretation, performance, termination or breach thereof, shall finally be settled by arbitration in accordance with the Arbitration Rules (and if Customer is a non-U.S. entity, the International Arbitration Rules) of the American Arbitration Association (“AAA”). These will be three (3) arbitrators (the “Arbitration Tribunal”), the first of which will be appointed by the claiment in its notice of arbitration, the second of which will be appointed by the respondent within thirty (30) days of the appointment of the first arbitrator and the third of which will be jointly appointed by the party-appointed arbitrators within thirty (30) days thereafter. The language of the arbitration shall be English. The Arbitration Tribunal will not have the authority to award positive damages to either party. Each party shall bear its own expenses, but the parties will share equally the expenses of the Arbitration Tribunal and the AAA. This Agreement will be enforceable, and any arbitration award will be final, and judgment thereon may be entered in any court of competent jurisdiction. The arbitration will be held in San Francisco, California, USA. Notwithstanding the foregoing, claims for preliminary injunctive relief, other pre-judgment remedies, and claims for Customer’s failure to pay for Services in accordance with this Agreement may be brought in a state or federal court in the United States with jurisdiction over the subject matter and parties.

11.8. Severability; Waiver. In the event any provision of this Agreement is held by a tribunal of competent jurisdiction to be contrary to the law, the remaining provisions of this Agreement will remain in full force and effect. The waiver of any breach or default of this Agreement will not constitute a waiver of any subsequent breach or default, and will not act to amend or negate the rights of the waiving party.

11.9. Assignment. Customer may assign this Agreement in whole as part of a corporate reorganization, consolidation, merger, or sale of substantially all of its assets. Customer may not otherwise assign its rights or delegate its duties under this Agreement either in whole or in part without the prior written consent of Exodus, and any attempted assignment or delegation without such consent will be void. Exodus may assign this Agreement in whole or part. Exodus also may delegate the performance of certain Services to third parties, including Exodus’ wholly owned subsidiaries, provided Exodus controls the delivery of such Services to Customer and remains responsible to Customer for the delivery of such Services. This Agreement will bind and inure to the benefit of each party’s successors and permitted assigns.

11.10 Notice. Any notice or communication required or permitted to be given hereunder may be delivered by hand, deposited with an overnight courier, sent by email, confirmed facsimile, or mailed by registered or certified mail, return receipt requested, postage prepaid, in each case to the address of the receiving party as listed on the Order Form or at such other address as may hereafter be furnished in writing by either party to the other party. Such notice will be deemed to have been given as of the date it is delivered, mailed, emailed, faxed or sent, whichever is earlier.

11.11. Relationship of Parties. Exodus and Customer are independent contractors and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise or agency between Exodus and Customer. Neither Exodus nor Customer will have the power to bind the other or incurr obligations on the other’s behalf without the other’s prior written consent, except as otherwise expressly provided herein.

11.12. Entire Agreement; Counterparts; Originals. This Agreement, including all documents incorporated herein by reference, constitutes the complete and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes and replaces any and all prior or contemporaneous discussions, negotiations, understandings and agreements, written and oral, regarding such subject matter. Any additional or different terms in any purchase order or other response by Customer shall be deemed objected to by Exodus without need of further notice of objection, and shall be of no effect or in any way binding upon Exodus. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. Once signed, any reproduction of this Agreement made by reliable means (e.g., photocopy, facsimile) is considered an original. This Agreement may be changed only by a written document signed by authorized representatives of Exodus and Customer in accordance with this Section 11.12. For purposes of this Agreement, the term “written” means anything reduced to a tangible form by a party, including a printed or hand written document, e-mail or other electronic format.

11.13 Interpretation of Conflicting Terms. In the event of a conflict between or among the terms in this Agreement, the Order Form(s), the

EXODUS COMMUNICATIONS, INC. CONFIDENTIAL AND PROPRIETARY	Page 6

Specification Sheet(s), the Statement(s) of Work, and any other document made a part hereof, the documents shall control in the following order: the Order Form with the latest date, the Statement of Work, Specification Sheets, the Agreement and other documents.

EXODUS COMMUNICATIONS, INC. CONFIDENTIAL AND PROPRIETARY	Page 7

Authorized representatives of Customer and Exodus have read the foregoing and all documents incorporated therein and agree and accept such terms effective as of the date first above written.

CUSTOMER		EXODUS COMMUNICATIONS, INC.

Signature:	/s/ Dave Durkee	Signature:	/s/ Robert W. Ramacciotti

Print Name:	Dave Durkee	Print Name:	Robert W. Ramacciotti

Title:	CIO	Title:	CORPORATE COUNSEL

Date:	26-Jan-01	Date:	05/14/01

This Agreement incorporates the following documents:

•	Order Form(s)

Specification Sheet(s)

Statement(s) Of Work (if applicable)

•	Registration Form

•	Addendum A- Equipment Purchase Terms and Conditions (if applicable)

EXODUS COMMUNICATIONS, INC. CONFIDENTIAL AND PROPRIETARY	Page 8

ADDENDUM A

EQUIPMENT PURCHASE TERMS AND CONDITIONS

1. SHIPPING AND HANDLING. All equipment purchased by Customer (the “Equipment”) is provided FOB Santa Clars, California. Shipment will be made as specified by Customer and Customer is solely responsible for all expenses in connection with the delivery of the Equipment. The Equipment will be deemed accepted by Customer upon receipt.

2. PURCHASE PRICE AND TAXES. Customer shall pay to Exodus the purchase price set forth in the applicable Order Form (“Purchase Price”) for each item of Equipment. Customer hereby grants and Exodus reserves a purchase money security interest in the Equipment and the proceeds thereof as a security for its obligations hereunder until payment of the full Purchase Price to Exodus. The Purchase Price is due and payable prior to delivery of the Equipment. Customer shall pay all taxes and other governmental charges accessed in connection with the rental, use or possession of the Equipment including, without limitation, any and all sales and/or use taxes and personal property taxes (other than taxes on Exodus’ net income).

3. TITLE. Customer shall acquire title to the Equipment upon full payment of the purchase price(s) set forth herein. Notwithstanding the foregoing, Exodus and any licensor of rights to Exodus shall retain title to and rights in the intellectual property (whether or not subject to patent or copyright) and content contained in the materials supplied under the terms of this Agreement.

4. SELECTION OF EQUIPMENT; MANUFACTURER WARRANTY. Customer acknowledges that is has selected the Equipment and disclaims any statements made by Exodus. Customer acknowledges and agrees that use and possession of the Equipment by Customer shall be subject to and controlled by the terms of any manufacturer’s or, if appropriate, supplier’s warranty, and Customer agrees to look solely to the manufacturer or, if appropriate, supplier with respect to all mechanical, service and other claims, and the right to enforce all warranties made by said manufacturer are hereby, to the extent Exodus has the right, assigned in Customer. THE FOREGOING WARRANTY IS THE EXCLUSIVE WARRANTY AND IS IN LIEU OF ANY ORAL REPRESENTATION AND ALL OTHER WARRANTIES AND DAMAGES, WHETHER EXPRESSED, IMPLIED OR STATUTORY. EXODUS HAS NOT MADE NOR DOES MAKE ANY OTHER WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, OR OF NONINFRINGEMENT OF THIRD PARTY RIGHTS AND AS TO EXODUS AND ITS ASSIGNEES, CUSTOMER PURCHASES THE EQUIPMENT “AS IS”.

5. LIMITATION OF LIABILITY. Exodus’ entire liability for any damages which may arise hereunder, for any cause whatsoever, and regardless of the form of action, whether in contract or in tort, including Exodus’ negligence, or otherwise, shall be limited to the Purchase Price paid by Customer for the Equipment. IN NO EVENT WILL EXODUS BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, OR FOR ANY LOSS OF BUSINESS OR PROSPECTIVE BUSINESS OPPORTUNITIES, PROFITS, SAVINGS, INFORMATION, USE OR OTHER COMMERICAL OR ECONOMIC LOSS, EVEN IF EXODUS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6. GOVERNING LAW; DISPUTE RESOLUTION. This Agreement is made under and will be governed by and construed in accordance with the laws of the State of California (except that body of law controlling conflicts of law) and specifically excluding from application to this Agreement that law known as the United Nations Convention on the International Sale of Goods. The parties will endeavor to settle amicably by mutual discussions any disputes, differences, or claims whatsoever related to this Agreement. Failing such amicable settlement, any controversy, claim, or dispute arising under or relating to this Agreement, including the existence, validity. interpretation, performance, termination or breach thereof, the parties to this Agreement hereby consent to jurisdiction and venue in the courts of the state of California and in the U.S. District Courts in the City of San Francisco, California.

7. MISCELLANEOUS. THE ABOVE TERMS AND CONDITIONS ARE THE ONLY TERMS AND CONDITIONS UPON WHICH BXODUS IS WILLING TO SELL THE EQUIPMENT AND SUPERSEDE ALL PREVIOUS AGREEMENTS, PROMISPS OR REPRESENTATIONS, ORAL OR WRITTEN.

EXODUS COMMUNICATIONS, INC. CONFIDENTIAL AND PROPRIETARY	Page 9

Amendment to Master Services Agreement

This Amendment (“Amendment”) entered into on this 15th day of May 2007 by and between NetSuite, Inc., formerly known as NetLedger, Inc., and SAVVIS Communications Corporation (purchaser of substantially all of the assets of Cable & Wireless USA, Inc who was the purchaser of Exodus Communications, Inc.) shall amend to the extent provided for herein, the Master Services Agreement effective May 14, 2001 (“Agreement”). In the event of any inconsistencies between the terms of this Amendment and the Agreement the term of this Agreement shall govern. Except for the modification provided for herein, all the terms of the Agreement shall remain unchanged.

The customer name shall be changed from NetLedger, Inc. to NetSuite, Inc.

SAVVIS Communications Corporation		NetSuite, Inc.

By:	/s/ James Mori	By:	/s/ Terrance Wilson
Name:	James Mori	Name:	Terrance Wilson
Title:	EVP, General Manager of the Americans	Title:	Operations Manager
DEC 04 2007

AMENDMENT TWO

MASTER SERVICES AGREEMENT

This Amendment Two (“Amendment”) entered into as of this 4th day of December, 2007 (the “Effective Date”) amends the Master Services Agreement dated May 14, 2001, as amended by that certain Amendment to Master Services Agreement, dated May 15, 2007 (collectively, the “Agreement”) by and between SAVVIS Communications Corporation (purchaser of substantially all of the assets of Cable & Wireless Internet Services, Inc., purchaser of certain assets of Exodus Communications, Inc.) (“SAVVIS”) and NetSuite Inc., formerly known as NetLedger, Inc. (“Customer”). All terms defined in the Agreement shall have the same meanings herein, and except for the modifications provided for herein, all the terms of the Agreement shall remain unchanged. In the event of any conflict between the terms of this Addendum and the Agreement, the terms of this Addendum shall govern. The parties agree that the Agreement is hereby amended and modified as follows:

A. The parties agree there will be no purchase of SAVVIS Equipment by Customer.

B. Section 1.2 (p) of the Agreement shall be deleted and replaced with the following:

“SAVVIS Service Guides” or “SSG” means the detailed product specific Service descriptions, which are incorporated herein by reference detailing the description, Service term, charges, technical requirements and other terms applicable to the particular Service. The SSG can be found on SAVVIS’ website at http://www.savvis.net/legalguides. SAVVIS may modify or supplement an SSG and any such changes will be effective upon posting on the website or as otherwise set forth in a notice to the Customer. Customer may subscribe to email notifications of SSG changes by sending an email requesting the same to subscribe_ssg@savvis.net. SAVVIS will use commercially reasonable efforts to minimize the impact of any such changes on the affected Service; provided, however, if the changes to the SSG materially and adversely affect the Customer’s use of the Services, SAVVIS will either (a) allow Customer to remain on the then current SSG for the remainder of the then current Service Term; or (b) allow Customer to terminate the affected Service and Related Service without liability for early termination charges. Any notice of termination under this Section must be received by SAVVIS no later than thirty (30) days from the date that SAVVIS notifies Customer of the SSG change. If SAVVIS does not receive written notice within such period, the modified SSG shall be deemed accepted by Customer.

For purposes of this Agreement, the term Related Service means a Service which either (a) cannot reasonably be provided if another Service is terminated pursuant to this Section; or (b) is related to another Service purchased by Customer such that it is not reasonable for Customer to purchase one Service without the other.

“Service Schedule” means those service descriptions for Services providing the terms pursuant to which SAVVIS shall provide and Customer shall purchase the Services described therein.

All references to Specification Sheets in the Agreement shall be replaced with SSGs.

Service Order and Order Form shall have the same meaning.

C. Section 2.2 (a) of the Agreement shall be deleted and replaced with the following:

The term “Service Commencement Date” is replaced with the term “Billing Commencement Date.” Each Service has a minimum term which will be the period set forth in the relevant Service Order for such Service (the “Initial Service Term”). The Initial Service Term begins on the Billing Commencement Date. The billing commencement date for a Service will be the date that SAVVIS notifies the Customer that the initial installation is complete, which notice shall be sent to Customer by any written format (“Billing Commencement Date”).

D. Section 2.2.(b) of the Agreement shall be deleted and replaced with the following:

At the conclusion of the Initial Service Term, the Service will automatically renew for successive six (6) month periods, unless terminated by (a) Customer in writing at least ninety (90) days prior to the expiration of the then-current Service Term; or (b) SAVVIS in writing at least one hundred twenty (120) days prior to the expiration of the then-current Service Term. Customer may terminate any Service during a renewal term by providing ninety (90) days notice to SAVVIS provided, however, Customer shall remain liable for charges accrued but unpaid as of the termination date plus any applicable third party provider or out-of-pocket expenses incurred by SAVVIS (e.g. annual software license or local loop fees) directly attributable to such Service to the extent that SAVVIS cannot reasonably avoid such charges or expenses.

The Initial Service Term and any renewal terms are collectively referred to as the “Service Term”. SAVVIS will not change the Service rates during the Initial Service Term specified in the Service Order, but SAVVIS may thereafter change the rates for a renewal term upon notice at least 60 days prior to the commencement of such renewal term.

E. Section 3.1 of the Agreement shall be amended to add the following clause to the end of the last sentence:

“…as agreed to in the SOW for such Services.”

F. The aggregate maximum number of Service Credits in Section 5.2(c) of the Agreement shall include Co-lo Service Credits and all other Service Credits provided under the Agreement.

To the extent set forth herein, Section 5.2(f) shall be modified as follows: The words “Customer may terminate this Agreement for cause” shall be deleted and replaced with “Customer may terminate the affected Service and Related Service as defined above without the payment of early termination charges for the terminated Services.”

G. Additional Service related technical terms are set forth in Exhibit 1 which is incorporated herein by reference.

H. Section 10.2 of the Agreement shall be deleted and replaced with the following:

If Customer terminates an ordered Service prior to its delivery, Customer shall be liable for pre-delivery cancellation fees equal to all out-of-pocket costs or expenses incurred by SAVVIS (e.g., ordered equipment or licenses) or imposed on SAVVIS by any third party that are directly attributable to such terminated Service, and one (1) month’s monthly recurring charges per terminated Service. If, after the delivery of Service but prior to the conclusion of the applicable Service Term, the Service or this Agreement is terminated either by SAVVIS for cause or by Customer for any reason other than cause, then Customer shall be liable for: (a) an early termination charge equal to 50% of the monthly recurring charges for the affected Services multiplied by the number of months remaining in the Service term; (b) Service charges accrued but unpaid as of the termination date; and (c) any third party provider charges and any out-of-pocket expenses incurred by SAVVIS (e.g., cancellation charges or annual software license fees) directly attributable to such Service to the extent that SAVVIS cannot reasonably avoid such charges or expenses. The parties agree that any cancellation fees and early termination charges set forth in this Agreement constitute liquidated damages and are not intended as a penalty.

I. The following provision shall be added to the Agreement:

SAVVIS shall have the right to terminate any or all of the Services without liability of any kind on the earlier of (i) the expiration of or earlier termination of SAVVIS’ underlying lease for the SAVVIS data center, (ii)

expiration or earlier termination of the Agreement, or (iii) a taking by eminent domain by any authority having such power, in each case providing as much notice as reasonably practicable under the circumstances, and upon such termination, SAVVIS shall pay Customer’s reasonable, documented and actual moving expenses incurred by Customer in relocating Customer Equipment to a new facility of Customer’s choosing within the continental United States (“Moving Reimbursement”); provided, however, the amount of such Moving Reimbursement shall not exceed $600,000.00. The parties agree that any renewal of the Services shall be contingent upon the election by SAVVIS to continue to own or lease the SAVVIS data center, such election to be exercised at the sole discretion of SAVVIS.

J. Addendum A shall be deleted in its entirety.

K. All references to Rules and Regulation in the Agreement shall be replaced with the SAVVIS Acceptable Use Policy (“AUP”), which can be obtained at the following URL http://www.savvis.net/customer/aup.html. SAVVIS may make reasonable changes to the AUP at any time and such changes shall be effective upon posting to SAVVIS’ website or other notice to Customer.

L. Sections 4.1 (a) and (b) of the Agreement shall be deleted and replaced with the following:

Neither party shall, without the prior written consent of the other party, disclose or, except to the extent necessary to perform its obligations hereunder, use the Confidential Information of the other party during the Term of this Agreement and for 2 years following the expiration or termination hereof. Each party will take all reasonable precautions to protect Confidential Information directly disclosed to it by the other party, using at least the same standard of care as it uses to maintain the confidentiality of its own Confidential Information. Notwithstanding the foregoing, a party may disclose Confidential Information to the extent required: (i) to any consultants, contractors, and counsels who have a need to know in connection with this Agreement and have executed a reasonably protective non-disclosure agreement with or have a professional ethical obligation to the party disclosing the Confidential Information, or (ii) pursuant to legal process; provided that, the disclosing party shall give the other party reasonable prior written notice sufficient to permit it an opportunity to reasonably contest such disclosure, unless legally prohibited, or (iii) pursuant to with any government or regulatory filings, including without limitation filings with the SEC; provided that in the case of a disclosure pursuant to Sections (ii) or (iii) above, the disclosing party shall give the other party reasonable prior written notice sufficient to permit it an opportunity to reasonably contest such disclosure and provide a redacted version deleting information reasonably deemed by SAVVIS to be confidential. Notwithstanding the foregoing, Customer will make reasonable efforts to obtain confidential treatment for confidential terms.

“Confidential Information” means any non-public information of the parties hereto relating to its business activities, financial affairs, technology, marketing or sales plans that is disclosed to, and received by, the other party pursuant to the Agreement. Confidential Information includes, but is not limited to, the terms and pricing of the Agreement. Confidential Information shall not include information which: (i) is or becomes public knowledge through no breach of the Agreement by the receiving party, (ii) is received by recipient from a third party not under a duty of confidence, or (iii) is already known or is independently developed by the receiving party without use of the Confidential Information.

M. [Intentionally Omitted]

N. The following shall be added to Section 6.5:

1. SAVVIS will reimburse Customer for any out-of-pocket expenses reasonably incurred as a result of SAVVIS relocating Customer Equipment, upon receipt of proof of said expenditures. The amount of out-of-pocket expenses reimbursed pursuant to this Section shall not exceed $40,000. SAVVIS shall not relocate the Colocation Services to a data center outside the United States without the Customer’s prior written consent which consent shall not be unreasonably withheld, delayed or conditioned.

2. The last sentence in Section 6.5 of the Agreement shall be modified as follows:

SAVVIS shall be responsible for any costs and expenses incurred by SAVVIS in connection with any relocation based solely on the reasonable business needs of SAVVIS.

O. Sections 8.1 and 8.2 of the Agreement shall be deleted in their entirety and replaced with the following;

8.1	Personal Injury. EACH REPRESENTATIVE AND ANY OTHER PERSON VISITING AN INTERNET DATA CENTER DOES SO AT ITS OWN RISK. SAVVIS ASSUMES NO LIABILITY WHATSOEVER FOR ANY HARM TO SUCH PERSONS RESULTING FROM ANY CAUSE OTHER THAN THE NEGLIGENCE OR WILLFUL MISCONDUCT OF SAVVIS AND SUBCONTRACTORS WHILE PERFORMING SERVICES PURSUANT TO THE AGREEMENT.

8.2	SAVVIS Equipment (not SAVVIS customer’s or other third party) and Customer Equipment. SAVVIS SHALL BE LIABLE FOR DAMAGE TO, OR LOSS OF, ANY CUSTOMER EQUIPMENT RESULTING FROM THE NEGLIGENCE OR WILLFUL MISCONDUCT OF SAVVIS OR ITS AFFILIATES, AND (II) CUSTOMER SHALL BE LIABLE FOR ANY DAMAGE TO, OR LOSS OF, ANY SAVVIS EQUIPMENT RESULTING FROM THE NEGLIGENCE OR WILLFUL MISCONDUCT OF CUSTOMER, ITS SUBCONTRACTORS AND ITS END USERS. TO THE EXTENT A PARTY IS LIABLE FOR ANY DAMAGE TO, OR LOSS OF, THE OTHER PARTY’S EQUIPMENT PURSUANT TO (I) OR (II) ABOVE, SUCH LIABILITY SHALL NOT EXCEED THE THEN-CURRENT REPLACEMENT VALUE OF THE DAMAGED EQUIPMENT PLUS 15%. If another Colocation customer of SAVVIS in the data center damages Customer Equipment and SAVVIS is able to recover from such other customer cost specifically and solely for the damaged Customer Equipment, SAVVIS will pass the amount received from such customer on to Customer, it being agreed to by Customer that SAVVIS is under no obligation to obtain or recover this amount from its customer and/or trigger any indemnity claim with such other customer.

P. The following shall be added as Section 8.5:

Notwithstanding anything to the contrary in this Section 8, WITH THE EXCEPTION OF (1) EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 9 (AS FURTHER LIMITED BY THE LAST PARAGRAPH OF THIS SECTION), (2) INSTANCES WHERE SAVVIS IS SUBJECT TO A FINE FOR A BREACH OF THE AUP BY CUSTOMER AND/OR END USERS; (3) CUSTOMER’S PAYMENT OBLIGATIONS, AND (4) DAMAGE TO EQUIPMENT UNDER SECTION O (8.2) ABOVE, THE TOTAL AGGREGATE LIABILITY OF EITHER PARTY TO THE OTHER PARTY ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO THE TOTAL NET (MONTHLY RECURRING CHARGE PAID BY CUSTOMER MINUS ANY CREDITS PROVIDED BY SAVVIS) PAYMENTS PAID BY CUSTOMER TO SAVVIS FOR THE AFFECTED SERVICE WHICH GIVES RISE TO SUCH LIABILITY IN THE TWELVE MONTH PERIOD IMMEDIATELY PRECEDING THE DATE IN WHICH THE CLAIM ARISES.

WITH RESPECT TO A BREACH OF A PARTY OF SECTION 4.1 (“CONFIDENTIAL INFORMATION”) CAUSED BY THE NEGLIGENCE OF A PARTY, THE TOTAL AGGREGATE LIABILITY OF EITHER PARTY TO THE OTHER PARTY ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO THE TOTAL NET PAYMENTS PAID BY CUSTOMER TO SAVVIS FOR THE AFFECTED SERVICE WHICH GIVES RISE TO SUCH LIABILITY IN THE 36 MONTH PERIOD IMMEDIATELY PRECEDING THE DATE IN WHICH THE CLAIM ARISES.

WITH RESPECT TO SAVVIS’ INDEMNIFICATION OBLIGATION FOR INTELLECTUAL PROPERTY NOT OWNED BY SAVVIS (I.E. SAVVIS LICENSED TECHNOLOGY) UNDER SECTION 9.1(I) OF THE AGREEMENT, THE TOTAL AGGREGATE LIABILITY OF SAVVIS ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO THE TOTAL NET PAYMENTS PAID BY CUSTOMER TO SAVVIS FOR THE AFFECTED SERVICE WHICH GIVES RISE TO SUCH LIABILITY IN THE TWELVE MONTH PERIOD IMMEDIATELY PRECEDING THE DATE IN WHICH THE CLAIM ARISES. HOWEVER, SAVVIS WILL PASS THROUGH TO CUSTOMER ANY APPLICABLE INDEMNIFICATIONS FROM THE THIRD PARTY VENDOR WITH RESPECT TO INFRINGEMENT CLAIMS TO THE EXTENT THAT SAVVIS HAS RECEIVED SUCH INDEMNITY AND IS PERMITTED TO DO SO PURSUANT TO THE TERMS AND CONDITIONS OF THE APPLICABLE THIRD PARTY AGREEMENT(S).

Q. The following sentence shall amend Section 11.1 to the set forth herein:

In the event that SAVVIS is unable to provide Services for a period of 5 days or more due to a Force Majeure event, SAVVIS shall, at Customer’s request, promptly cooperate with and assist Customer in transitioning to another SAVVIS data center to the extent one is available. If SAVVIS determines that no such data center is available, then Customer or SAVVIS shall have the right to terminate the Services affected by the Force Majeure event without further liability upon written notice to the other party.

R. Section 11.3 shall be modified to the extent set forth herein:

Subject to Customer’s prior written consent, the parties agree that during the term of this Agreement SAVVIS may publicly refer to Customer, orally and in writing, as a Customer of SAVVIS.

S. Section 11.10 shall be replaced in its entirety with the following:

All legal notices required to be given hereunder shall be in writing and shall be deemed given if sent to the addressee specified below: (a) by either registered or certified United States mail, return receipt requested, postage prepaid, three days after such mailing; or (b) by national overnight courier service and addressed to the persons set forth herein, the next business day. All other notices, including notices of non-payment and any applicable AUP notices, may also be sent via facsimile or email, and will be deemed given on the day delivery is electronically confirmed.

To SAVVIS:
General notices:	For all disconnection, upgrades, or termination notices:
1 SAVVIS Parkway, Town & Country, MO, USA 63017 Attn: Legal Department With a copy to: Vice President of Billing	2355 Dulles Corner Blvd., Ste. 300, Herndon, VA 20171 Attn: Client Solutions

To Customer:
Name:	NetSuite Inc.
Address:	2955 Campus Drive, Suite 100
City/State/Zip:	San Mateo, CA 94403
Fax No.:
Email:
Attn.:	Director of Engineering – Doug Brown

With a copy to:
Name:	NetSuite Inc.
Address:	2955 Campus Drive, Suite 100
City/State/Zip:	San Mateo, CA 94403
ATTN:	Legal Department

T. In the event of conflict among terms, the order of priority shall be as follows: the Service Schedule, then MSA, then the SSG, and then the Service Order with the latest date.

The undersigned parties have read and agree to the terms and conditions set forth in this Amendment.

SAVVIS COMMUNICATIONS CORPORATION		CUSTOMER: NetSuite Inc.

By:	/s/ James Mori	By:	/s/ David Lipscomb
Name:	James Mori	Name:	David Lipscomb
Title:	EVP General Manager of the Americas	Title:	Senior Vice President of Engineering
Date:	December 4, 2007	Date:	December 4, 2007

SAVVIS HOSTING/COLOCATION SERVICE SCHEDULE

1. Services. This Hosting/Colocation Service Schedule (“Service Schedule”) sets forth the terms generally applicable across all of the hosting and colocation services provided hereunder (“Services”), as well as terms applicable only to specific Services as noted herein.

2. [Intentionally Omitted]

3. Access/Equipment. If Customer or Customer’s employees, agents, contractors, or End Users access any SAVVIS data center or other SAVVIS facility (a “SAVVIS Premises”) on Customer’s behalf (“Authorized Representatives”) or if Customer provides its own equipment in connection with the Service, the following terms shall apply.

3.1 Customer shall designate its Authorized Representatives in writing. Unless otherwise set forth in the applicable SSG or Service Order, Customer is responsible for selecting, supplying, installing and maintaining any equipment used in connection with the Service and not provided by SAVVIS (“Customer Equipment”) including any related applications, systems, or software. Customer, its Authorized Representatives and all Customer Equipment and any related materials used in connection with the Service shall comply with all applicable law and data center operating policies (including the “SAVVIS Customer Handbook and Information Guide” (“Customer Guide”)), a current copy of which is located on www.SAVVISstation.com and which SAVVIS may change from time to time.

3.2 If SAVVIS reasonably believes that Customer is not complying with Section 3.1, SAVVIS may audit such compliance. If the audit confirms Customer’s compliance with Section 3.1, SAVVIS shall bear the cost of the audit. If the audit determines Customer non-compliance, Customer shall (a) pay the cost of the audit, at SAVVIS’ then current T&M rates, and (b) remedy such non-compliance within 10 days of receiving the audit report, unless SAVVIS reasonable determines that earlier remedy is necessary. If Customer fails to remedy such non-compliance within such period, then, notwithstanding any other rights in the MSA, SAVVIS may immediately (i) suspend the Service and/or restrict Customer’s access to the SAVVIS Premises for so long as deemed reasonably necessary by SAVVIS; and/or (ii) if such non-compliance is of a material nature, terminate the affected Service and Related Service if such non-compliance is recurring despite notice of noncompliance. SAVVIS may likewise restrict access to the SAVVIS Premises in accordance with the terms of the Master Services Agreement. For the avoidance of doubt, Customer’s payment obligations on the Services, including the suspended Service, shall continue during any period of suspension.

SAVVIS shall resume the suspended Service as soon as reasonably practicable after Customer has cured the violation to SAVVIS’ reasonable satisfaction.

3.3 Subject to the rest of this Section, SAVVIS may enter the Customer Area and/or access Customer Equipment only to the extent necessary to provide a Service or otherwise enforce the Agreement. SAVVIS may temporarily store Customer Equipment pending its installation at a SAVVIS Premises (“Equipment Storage”). If Equipment Storage continues for more than 30 days for any delay not caused by SAVVIS, SAVVIS may return, at Customer’s expense, the Customer Equipment. The risk of loss or damage for any Customer Equipment during any Equipment Storage shall be upon Customer, unless the damage is caused by the gross negligence or willful misconduct of SAVVIS. If any Authorized Representative or Customer Equipment presents any material risk of harm to SAVVIS, its employees, agents, contractors, or customers, or the SAVVIS Premises, Customer shall take prompt action to eliminate such risk and SAVVIS shall notify Customer if it has knowledge of this risk. If Customer fails to do so or if there is risk of material and imminent harm, SAVVIS may, without prior notice or liability to Customer, take appropriate action itself, including accessing the Customer Area.

3.4 Unless otherwise agreed in writing by SAVVIS, in its sole discretion, Customer shall only interconnect Customer Equipment to the network services of SAVVIS, SAVVIS equipment or facilities or third party services made available through SAVVIS. If the Service includes access to or the use of equipment or software provided by SAVVIS or its licensors (“SAVVIS Equipment”), Customer: (a) will not assert any ownership interest whatsoever in the SAVVIS Equipment; (b) will keep the SAVVIS Equipment free and clear from all liens, claims and encumbrances; and (c) shall use all SAVVIS Equipment in accordance with the Agreement.

4. Ancillary Network Services. This Section will apply only in those instances where Customer is also purchasing ancillary SAVVIS network services in connection with its Hosting/Colocation Services, such as dedicated Internet access ports, cross-connections, and/or local access (“Network Service”).

SAVVIS HOSTING/COLOCATION SERVICE SCHEDULE

4.1 Billing Commencement Date for Network Services.

4.1.1 This Subsection applies to “IIP” and “MIP” Network Services. If the Network Service involves the addition of a single Customer connection (“Connection”), the BCD will be the date when SAVVIS activates the Network Service on the WAN side for that Connection. If the Network Service involves the activation of multiple Connections, the BCD for all Connections in the applicable Service Order will be the earlier of the date when SAVVIS activates the Network Service on the WAN side of at least two Connections or the activation of the Connection designated on the applicable Service Order as the Business Critical Infrastructure (“BCI”) Connection. If the Network Service involves the activation of multiple Customer Sites plus Internet access, the BCD for all Connections in the applicable Service Order will be the earlier of the date the Internet access is provisioned to the Connection on which it will reside or the activation of the Connection designated on the applicable Service Order as the BCI Connection.

4.1.2 This Subsection applies to all Network Services other than IIP and MIP. SAVVIS will notify the Customer when the Network Service is installed and ready for Customer’s use and within 5 days thereafter, Customer may reject the Network Service by written notice to SAVVIS if it materially fails to operate in accordance with the applicable SLA. If Customer sends a notice of rejection, SAVVIS will confirm the operational status of the Network Service, resolve any issues as necessary, and re-notify Customer when the Network Service is ready for Customer’s use. If Customer fails to reject the Network Service within five (5) business days from SAVVIS’ notice, Customer will be deemed to have accepted the Network Service. The BCD for a Network Service will be the earlier of: (a) the date the Network Service is accepted (or deemed accepted) by Customer, or (b) the date on which Customer first makes commercial or “live” use of the Network Service.

4.2 Pre-delivery Cancellation Fee. If Customer terminates an ordered Network Service prior to its BCD, Customer will pay a pre-delivery cancellation fee equal to one month’s projected MRC, plus out-of-pocket costs incurred by SAVVIS or imposed on SAVVIS by any third party provider (e.g., early termination charges).

4.3 Local Access. If local access is ordered in connection with the Service, SAVVIS will order and administer such local access on Customer’s behalf from the local access provider of SAVVIS’ choice. SAVVIS reserves the right to change the local access provider in its sole and reasonable discretion. If Customer acquires its own local access for use with the Service, Customer is solely responsible for coordination of all such local access and for any costs (including early termination fees) associated with such local access. Customer shall indemnify, defend and hold SAVVIS and its affiliates harmless from any and all third party claims, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorney’s fees and court costs, arising from or related to local access used by Customer in connection with Service.

SAVVIS HOSTING/COLOCATION SERVICE SCHEDULE

The undersigned parties have read and agree to the terms set forth in this Service Schedule and the applicable SSGs and SLA Attachments.

SAVVIS COMMUNICATIONS CORPORATION		CUSTOMER: NetSuite Inc.

By:	/s/ James Mori	By:	/s/ David Lipscomb
Name:	James Mori	Name:	David Lipscomb
Title:	EVP General Manager of the Americas	Title:	Senior Vice President of Engineering
Date:	December 4, 2007	Date:	December 4, 2007